SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549




                            FORM 8-K


                         CURRENT REPORT
             PURSUANT TO SECTIONS 13 OR 15(D) OF THE
               SECURITIES AND EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported)  December 7, 1998




           __________________CONECTIV _________________
       (Exact Name of Registrant as Specified in Charter)





_____Delaware_____            1-13895               51-0377417
(State or Other Jurisdiction  <Commission       (IRS Employer
    of Incorporation)         File Number)     Identification No.)




800 King Street, P.O. Box 231, Wilmington, Delaware     19899
     (Address of Principal Executive Offices)        (Zip Code)




Registrant's Telephone Number, Including Area Code  302-429-3114





                             None

  (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events

     On November 16, 1998, the New Jersey Democratic Assembly Energy Deregulation Task Force introduced legislation to restructure the electric industry. Such Democratic legislation is an alternative to the bill introduced by the Republican majority on September 14, 1998, which had been developed in conjunction with the Board of Public Utilities of the State of New Jersey (BPU). The Democratic legislation would require, among other things: an average 15% rate reduction sustained over a period of 8 years, absent special circumstances; a prohibition on the recovery of any stranded costs that are incurred subsequent to the conclusion of a utility's most recent base rate case prior to April 30, 1997; and a limitation imposed on the recovery of stranded costs to only 65% of costs determined by the BPU to be eligible for recovery. The Democratic legislation also provides for the assessment of pollution impacts of electricity generated within and outside the State of New Jersey, and an imposition of additional sales tax on electricity produced by a facility that violates the maximum air pollution levels pursuant to the restructuring legislation. Additional provisions of the Democratic legislation would require BPU approval for unregulated subsidiaries or affiliates of regulated utilities to engage in competitive activities and establishment of portfolios of renewable energy resources. Such legislation would also impose additional restrictions with respect to the disposition of utility assets and create a fund to pay benefits for displaced utility workers.

     Conectiv cannot predict the form in which industry restructuring may be finally enacted, or the extent to which any portions of the Democratic legislation may be incorporated into any final restructuring legislation in New Jersey. If enacted in its present form, the Democratic legislation could have a material effect upon the results of operations of Conectiv and Atlantic City Electric Company.

                            SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                            Conectiv
                                           (Registrant)



Date: December 7, 1998                    /s/ L.M. Walters
                                              Treasurer